                RIO GRANDE, INC. AND RIO GRANDE DRILLING COMPANY



                                   $2,000,000



                11.50% Subordinated Notes due September 30, 2000

                 Warrants to Acquire Up to 1,388,160 Shares of
                          Common Stock, par value $.01



                                  ___________

                            NOTE PURCHASE AGREEMENT
                                  ___________


                            Dated September 27, 1995



================================================================================

                               TABLE OF CONTENTS

Section                                                                                             Page
-------                                                                                             ----
1.       AUTHORIZATION OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.       SALE AND PURCHASE OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

3.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

4        SUBORDINATION OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         4.1     Agreement of Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         4.2     Effect of Subordination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         4.3     Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         4.4     Reliance of Subsequent Holders of Senior Indebtedness  . . . . . . . . . . . . . .  4

5.       CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         5.1     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         5.2     Performance; No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         5.3     Compliance Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         5.4     Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         5.5     Purchase Permitted By Applicable Law, etc. . . . . . . . . . . . . . . . . . . . .  5
         5.6     Proceedings and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

6.       REPRESENTATIONS AND WARRANTIES OF THE COMPANIES  . . . . . . . . . . . . . . . . . . . . .  6
         6.1     Organization; Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . .  6
         6.2     Authorization, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         6.3     Organization and Ownership of Shares of Subsidiaries;
                 Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         6.4     Compliance with Laws, Other Instruments, etc.  . . . . . . . . . . . . . . . . . .  7
         6.5     Governmental Authorizations, etc.  . . . . . . . . . . . . . . . . . . . . . . . .  7
         6.6     Litigation; Observance of Agreements, Statutes and Orders  . . . . . . . . . . . .  7
         6.7     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         6.8     Title to Property; Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         6.9     Licenses, Permits, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         6.10    Existing Indebtedness, Future Liens  . . . . . . . . . . . . . . . . . . . . . . .  9

7.       REPRESENTATIONS OF THE PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         7.1     Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         7.2     Residence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         7.3     Purchaser Questionnaire  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

8.       INSPECTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

9.       PREPAYMENT OF THE NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         9.1     Required Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         9.2     Optional Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         9.3     Allocation of Partial Prepayments  . . . . . . . . . . . . . . . . . . . . . . .   11
         9.4     Maturity; Surrender, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         9.5     Purchase of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

10.      AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         10.1    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         10.2    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         10.3    Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         10.4    Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         10.5    Corporate Existence, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         10.6    Financial Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         10.7    Compliance Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         10.8    Notice of Default and Material Adverse Effect  . . . . . . . . . . . . . . . . .   13
         10.9    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

11.      NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         11.1    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         11.2    Merger, Consolidation, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         11.3    Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         11.4    Change of Management and Business  . . . . . . . . . . . . . . . . . . . . . . .   15
         11.5    Dividends, Distributions and Redemptions . . . . . . . . . . . . . . . . . . . .   16
         11.6    Recourse Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

12.      EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

13.      REMEDIES ON DEFAULT, ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         13.1    Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         13.2    Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         13.3    Rescission . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         13.4    No Waivers or Election of Remedies, Expenses, etc. . . . . . . . . . . . . . . .   19

14.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES  . . . . . . . . . . . . . . . . . . . . .   20
         14.1    Registration of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         14.2    Transfer and Exchange of Notes.  . . . . . . . . . . . . . . . . . . . . . . . .   20
         14.3    Replacement of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

15.      PAYMENTS ON NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         15.1    Place of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         15.2    Home Office Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

16.      EXPENSES, ETC.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         16.1    Transaction Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         16.2    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

17.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE
         AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

18.      AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         18.1    Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         18.2    Solicitation of Holders of Notes.  . . . . . . . . . . . . . . . . . . . . . . .   23
         18.3    Binding Effect, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         18.4    Notes held by Companies, etc.  . . . . . . . . . . . . . . . . . . . . . . . . .   24

19.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

20.      REPRODUCTION OF DOCUMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

21.      CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

22.      SUBSTITUTION OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

23.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         23.1    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         23.2    Payments Due on Non-Business Days  . . . . . . . . . . . . . . . . . . . . . . .   26
         23.3    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         23.4    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         23.5    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         23.6    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

SCHEDULE A                --      INFORMATION RELATING TO PURCHASERS

SCHEDULE B                --      DEFINED TERMS


EXHIBIT 1                 --      Form of 11.50% Subordinated Note due
                                    September 30, 2000

EXHIBIT 2                 --      Form of Common Stock Purchase Warrant


EXHIBIT 10.7              --      Form of Compliance Certificate

EXHIBIT 11.3              --      Permitted Liens

                RIO GRANDE, INC. AND RIO GRANDE DRILLING COMPANY
                              10101 Reunion Place
                            Union Square, Suite 210
                            San Antonio, Texas 78209

                11.50% Subordinated Notes due September 30, 2000
      Warrants to Acquire 1,388,160 Shares of Common Stock, par value $.01

                                                              September 27, 1995

Note Purchasers listed on Exhibit A


Ladies and Gentlemen:

         Rio Grande, Inc. ("RGI"), a Delaware corporation, and Rio Grande Drilling Company ("RGDC"), a Texas corporation (the "COMPANIES"), agree with you as follows:

1.       AUTHORIZATION OF SECURITIES.

         The Companies will authorize the issue and sale of $2 million aggregate principal amount of their Subordinated Notes due September 30, 2000 (singularly, a "NOTE" and collectively, the "NOTES", such term to include any such notes issued in substitution therefor pursuant to Section 14 of this Agreement), and the issue and sale of Warrants entitling the Holders of the Notes to purchase initially an aggregate of 1,388,160 shares of Common Stock at a price per share of $.40. The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Companies, and the Warrants shall be in substantially the form of
Exhibit 2, with such changes therefrom, if any, as may be approved by you and the Companies. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.       SALE AND PURCHASE OF NOTES.

         Subject to the terms and conditions of this Agreement, the Companies will issue and sell to you and you will purchase from the Companies, at the Closing provided for in Section 3, Notes in the aggregate principal amount of $2 Million at the purchase price of 100% of the principal amount thereof.

3.       CLOSING.

         The sale and purchase of the Notes to be purchased by you shall be at the offices of Cox & Smith Incorporated, Suite 1800, 112 East Pecan, San Antonio, Texas 78205 at 10:00 a.m. Central Daylight Time, at a closing (the "CLOSING") on September 27, 1995 or on such other Business Day thereafter on or prior to October 31, 1995 as may be agreed upon by the Companies and you. At the Closing, the Companies will deliver to you the Notes to be purchased by each of you in the form of a single Note (or such greater number of Notes in denominations of at least $25,000.00 as each of you may request) dated the date of the Closing and registered in your respective names (or in the name of your respective nominees) in consideration of your payment to the Companies of the aggregate principal amount of the Notes. If at the Closing the Companies shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 5 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.       SUBORDINATION OF NOTES

         The Notes referenced herein are expressly subordinated to Senior Indebtedness of the Companies, as follows:

4.1.     AGREEMENT OF SUBORDINATION.

         Payment of the principal of and interest on the Notes is hereby expressly subordinated, to the extent and in the manner in this Section hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness of the Companies. No payment on account of the principal of or interest on any of the Notes shall be made, and no holder of a Note shall be entitled to receive any such payment if (i) full payment for amounts then due for principal of and interest on Senior Indebtedness has not been made, or
(ii) at the time of such payment or immediately after giving effect thereto there shall exist under any Senior Indebtedness or any agreement pursuant to which any Senior Indebtedness is issued any default or any condition, event or act, which, with notice or lapse of time, or both, would constitute a default. Each Holder of a Note, for itself and its successors and assigns, expressly for the benefit of the present and future holders of Senior Indebtedness, by purchasing this Note, agrees to and shall be bound by the subordination provisions of this Section, and agrees to execute and deliver to holders of Senior Indebtedness, upon written request, separate subordination agreements consistent with the provisions of this Section.

         In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to either of the Companies or to their creditors, as such, or to the Companies' property, or in the event of any proceedings for voluntary liquidation, dissolution, or other winding up of either of the Companies, whether or not involving insolvency or bankruptcy, the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal, premium, if any, and interest on all Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) before any Holder of a Note is entitled to receive any payment on account of principal or interest upon a Note, and to that end the holders of Senior Indebtedness shall be entitled to receive for application to the payment of the Senior Indebtedness any payment or distribution of any kind or character, whether in cash, property or securities (other than shares of stock of either of the Companies as reorganized or readjusted or securities of either of the Companies or any other corporation provided for by a plan of reorganization or readjustment, distributions on account of which or the payment of which are subordinated to the payment of all Senior Indebtedness which may at the time be outstanding) which may be payable or deliverable in any such proceedings in respect of the Notes.

         In the event that any Note is declared due and payable before its expressed maturity for any reason (under circumstances when the provisions of the preceding paragraph shall not be applicable), the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal, premium, if any, and interest on all Senior Indebtedness before the Holders of Notes are entitled to receive any payment on account of the principal or interest upon the Notes.

         In the event that, notwithstanding the foregoing, any payment or distribution of assets of either of the Companies, whether in cash, property or securities (other than shares of stock of either of the Companies as reorganized or readjusted or securities of either of the Companies or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated to the payment of all Senior Indebtedness which may at the time be outstanding), shall be received by the Holders of the Notes before all Senior Indebtedness is paid in full, or provision made for its payment in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indentures may have been issued, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness after giving effect to any concurrent payment or distribution, or provision for payment thereof in cash, to the holders of such Senior Indebtedness.

4.2.     EFFECT OF SUBORDINATION.

         No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Companies or by any act or failure to act, in good faith, by any such holder, or by the noncompliance by the Companies with the terms, provisions and covenants of this Agreement regardless of any knowledge thereof which any such holder may have or otherwise be charged with. Nothing contained in this Section or elsewhere in this Agreement or in the Notes is intended to or shall impair, as between the Companies, their creditors other than the holders of Senior Indebtedness, and the Holders of the Notes, the obligation of the Companies, which is absolute and unconditional, to pay to the Holders of the Notes the principal of (and premium, if any) and the interest on the Notes in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Notes and the creditors of the Companies other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section of the holders of Senior Indebtedness, in respect of cash, property or securities of the Companies received upon the exercise of any such remedy.

4.3.     SUBROGATION.

         Subject to the payment in full of all Senior Indebtedness, the rights of the Holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property, or securities of the Companies applicable to the Senior Indebtedness until the principal amount of (and premium, if any) and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the Notes would be entitled except for the provisions of this Section, and no payment over pursuant to the provisions of this Section to or for the benefit of the holders of Senior Indebtedness by Holders of the Notes, shall, as between the Companies, their creditors other than holders of Senior Indebtedness, and the Holders of the Notes be deemed to be a payment by the Companies to or on account of the Senior Indebtedness. It is understood that the provisions of this Section are and are solely for the purpose of defining the relative rights of the Holders of the Notes on the one hand, and the holders of the Senior Indebtedness, on the other.

4.4.     RELIANCE OF SUBSEQUENT HOLDERS OF SENIOR INDEBTEDNESS.

         Each holder of Senior Indebtedness whether outstanding at the date of the Notes or incurred after the date hereof, shall be deemed to have acquired such Senior Indebtedness in reliance upon the subordination provision contained herein.

5.       CONDITIONS TO CLOSING.

         Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

5.1.     REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of the Companies in this Agreement shall be correct when made and at the time of the Closing.

5.2.     PERFORMANCE; NO DEFAULT.

         The Companies shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes.

5.3.     COMPLIANCE CERTIFICATES.

                 (a) Officer's Certificate. The Companies shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

                 (b) Secretary's Certificate. The Companies shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreements.

5.4.     OPINIONS OF COUNSEL.

         You shall have received an opinion in form and substance satisfactory to you, dated the date of the Closing, from Cox & Smith Incorporated, counsel for the Companies.

5.5.     PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

         On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, (ii) not violate any applicable law or regulation and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

5.6.     PROCEEDINGS AND DOCUMENTS.

         All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your counsel, and you and your counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

6.       REPRESENTATIONS AND WARRANTIES OF THE COMPANIES.

         The Companies represent and warrant to you that:

6.1.     ORGANIZATION; POWER AND AUTHORITY.

         Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Companies has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and the Notes and to perform the provisions hereof and thereof.

6.2.     AUTHORIZATION, ETC.

         This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Companies, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Companies enforceable against the Companies in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3.     ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES; AFFILIATES.

                 (a) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary owned by either of the Companies and their Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by either RGI or RGDC or another Subsidiary free and clear of any Lien (except as otherwise disclosed by the Companies to you).

                 (b) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

                 (c) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the Bank Loan Documents and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Companies or any of their Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

6.4.     COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

         The execution, delivery and performance by the Companies of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Companies or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Companies or any Subsidiary is bound or by which the Companies or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Companies or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Companies or any Subsidiary.

6.5.     GOVERNMENTAL AUTHORIZATIONS, ETC.

         No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Companies of this Agreement or the Notes.

6.6.     LITIGATION; OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS.

                 (a) Except as otherwise disclosed to you, there are no actions, suits or proceedings pending or, to the knowledge of the Companies, threatened against or affecting the Companies or any Subsidiary or any property of the Companies or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                 (b) Neither of the Companies nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.7.     TAXES.

         The Companies and their Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which RGI, RGDC or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Companies know of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Companies and their Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Companies and their Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended January 31, 1994.

6.8.     TITLE TO PROPERTY; LEASES.

         The Companies and their Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

6.9.     LICENSES, PERMITS, ETC.

         Except as otherwise disclosed to you,

                 (a) the Companies and their Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

                 (b) to the best knowledge of the Companies, no product of the Companies infringes in any material respect any, license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

                 (c) to the best knowledge of the Companies, there is no Material violation by any Person of any right of the Companies or any of their Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Companies or any of their Subsidiaries.

6.10.    EXISTING INDEBTEDNESS; FUTURE LIENS.

         (a) Neither of the Companies nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Companies or any Subsidiary and no event or condition exists with respect to any Indebtedness of the Companies or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

         (b) Neither of the Companies nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien other than a Permitted Lien.

7.       REPRESENTATIONS OF THE PURCHASER.

7.1.     PURCHASE FOR INVESTMENT.

         You understand that the Notes have not been registered under the Securities Act and may be transferred, assigned or resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law. The Companies are not and shall not be under any circumstances required to register the Notes.

7.2.     RESIDENCE.

         You affirm to the Companies that you are a resident of the state of Texas, that you have no present intention to change your residence and that the Notes will not be sold, transferred or assigned by you to a nonresident of Texas for a period of at least nine months after the Closing.

7.3.     INVESTOR SUITABILITY QUESTIONNAIRE.

         You have completed a Investor Suitability Questionnaire in the form required by the Companies, and you affirm as of the Closing that all statements, representations and warranties and responses therein are true and correct in all respects.

8.       INSPECTIONS

         Upon the written request of (i) Holders of Notes in an aggregate amount greater than or equal to 33 1/3% of the then outstanding principal amount of the Notes; (ii) Holders of Notes in an aggregate amount greater than or equal to 10% of the then outstanding principal amount of the Notes, if a Default or Event of Default then exists; or (iii) a Significant Holder, and in all cases subject to execution by the Holders and their representatives of appropriate confidentiality agreements containing substantially the same provisions as those set forth in Section 21 hereof, the Companies shall permit the Holders or representatives of Holders of Notes to visit and inspect any of the offices or Properties of the Companies or any Subsidiary, to examine all their respective books of account, records, reports (including, without limitation, Reserve Reports) and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Companies authorize said accountants to discuss the affairs, finances and accounts of the Companies and their Subsidiaries), all at such times and as often as may be reasonably requested.

9.       PREPAYMENT OF THE NOTES.

9.1.     REQUIRED PREPAYMENTS.

         The Companies will prepay a portion of the principal of the Notes in the amounts and at the times as set forth in the Notes (or such lesser principal amount as shall then be outstanding) at par and without payment of any premium, provided that upon any partial prepayment of the Notes pursuant to
Section 9.2 the principal amount of each required prepayment of the Notes becoming due under this Section 9.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment.

9.2.     OPTIONAL PREPAYMENTS.

         The Companies may, at their option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $500,000.00 in the case of an optional partial prepayment, at 100% of the principal amount so prepaid without payment of any premium or prepayment penalty of any kind, provided that no such optional partial prepayment will be allowed that would reduce the aggregate outstanding principal balance of the Notes to less than $500,000.00. The Companies will give each holder of Notes written notice of each optional prepayment under this
Section 9.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 9.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

9.3.     ALLOCATION OF PARTIAL PREPAYMENTS.

         In the case of each partial prepayment of the Notes under Subsection 9.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding (other than any Notes owned directly or indirectly by the Companies or any of their Subsidiaries or Affiliates) in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

9.4.     MATURITY; SURRENDER, ETC.

         In the case of each prepayment of Notes pursuant to this Section 9, the principal amount to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Companies shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Companies and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

9.5.     PURCHASE OF NOTES.

         Except as provided below, the Companies will not and will not permit any Subsidiary or Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Section 9. Notwithstanding the foregoing, the Companies may, with the consent of the Required Holders, redeem or repurchase, without penalty or premium and without the necessity of any consent by any Holder (other than the consent of the Required Holders as provided above), any Note by paying to the Holder of such Note the then outstanding principal balance of such Note plus all accrued and unpaid interest so long as the aggregate principal amount of the Notes redeemed or repurchased does not exceed $200,000.00. The Companies will promptly cancel all Notes acquired by them or any Affiliate pursuant to any payment, prepayment, redemption or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

10.      AFFIRMATIVE COVENANTS.

         The Companies covenant that so long as any of the Notes are outstanding:

10.1.    COMPLIANCE WITH LAW.

         The Companies will and will cause each of their Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.2.    INSURANCE.

         The Companies will and will cause each of their Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

10.3.    MAINTENANCE OF PROPERTIES.

         The Companies will and will cause each of their Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Companies or any Subsidiary from discontinuing the operation and the maintenance of any of their properties if such discontinuance is desirable in the conduct of their business and the Companies have concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.4.    PAYMENT OF TAXES AND CLAIMS.

         The Companies will and will cause each of their Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Companies or any Subsidiary, provided that neither the Companies nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Companies or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Companies or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of one of the Companies or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

10.5.    CORPORATE EXISTENCE, ETC.

         The Companies will at all times preserve and keep in full force and effect their corporate existence. Subject to Section 11.2, the Companies will at all times preserve and keep in full force and effect the corporate existence of each of their Subsidiaries (unless merged into the Companies or a Subsidiary) and all rights and franchises of the Companies and their Subsidiaries unless, in the good faith judgment of the Companies, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

10.6.    FINANCIAL REPORTING.

         The Companies will furnish to the Holders, for so long as the Notes remain outstanding, (i) audited financial statements annually within one hundred twenty (120) days following the end of their fiscal year, and (ii) unaudited internally prepared financial statements quarterly within ninety (90) days after the end of each fiscal quarter. Each financial statement shall consist of a combined balance sheet at the end of the reporting period, a combined statement of operations from the beginning of the fiscal year to the end of the reporting period, and a combined statement of cash flows, together with the notes thereto, all of which shall be prepared in accordance with GAAP. The Companies may furnish to the Holders, in full satisfaction of their reporting obligations pursuant to this paragraph 10.6, copies of RGI's Form 10-K or 10-Q for the referenced periods, or any successor or similar periodic report, as filed with Securities and Exchange Commission.

10.7     COMPLIANCE CERTIFICATES.

         The Companies shall deliver to the Holders annually within one hundred twenty (120) days following the end of their fiscal year a compliance certificate in the form attached hereto as Exhibit 10.7 executed by an officer of the Companies certifying that the ratio of the Recourse Indebtedness to the Qualified Reserves Value does not exceed 75%.

10.8     NOTICE OF DEFAULTS AND MATERIAL ADVERSE EFFECT.

         The Companies shall promptly give notice to the Holders of any Event of Default known to the Companies and of any default known to the Companies with respect to the Senior Indebtedness that would permit the holder of the Senior Indebtedness to cause the Senior Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment, and notice of any event or circumstance that has a Material Adverse Effect other than changes in the market prices of hydrocarbons.

10.9.    FURTHER ASSURANCES.

         The Companies will promptly cure or cause to be cured any defects in the creation and issuance of the Notes or in the execution and delivery of this Agreement and all other documents incident to this Agreement. The Companies at their expense will promptly execute and deliver to any Holder upon its request all such further documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Companies in this Agreement and in the Notes.

11.      NEGATIVE COVENANTS.

         The Companies covenant that so long as any of the Notes are outstanding, without the prior written consent of the Required Holders:

11.1.    TRANSACTIONS WITH AFFILIATES.

         The Companies will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Companies or another Subsidiary), except in the ordinary course and upon fair and reasonable terms no less favorable to the Companies or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

11.2.    MERGER, CONSOLIDATION, ETC.

         The Companies, and each of them, shall not, and shall not permit or cause any Subsidiary to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person without the consent of the Required Holders unless:

                 (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of one of the Companies or a Subsidiary as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if neither of the Companies is such corporation,(i) such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

                 (b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of either of the Companies or any Subsidiary shall have the effect of releasing either of the Companies or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 11.2 from its liability under this Agreement or the Notes.

11.3.    LIENS.

         The Companies will not create, incur, or suffer to exist any Lien on any of their properties, except the following which shall be "Permitted Liens":
(i) Liens for taxes, assessments, or governmental charges or levies on their properties, provided the same shall not at any time be delinquent or thereafter can be paid without penalty or are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been adequately provided for on the books of the Companies; (ii) Liens imposed by law, such as carriers', warehouseman's and mechanic's liens and other similar Liens arising in the ordinary course of their business which secure payment of obligations not more than 60 days past due; (iii) Liens arising out of pledges or deposits under workman's compensation laws, unemployment insurance, old age pensions, or other Social Security or retirement benefits, or similar legislation; (iv) Liens resulting from utility easements, building restrictions, and such other encumbrances or charges against real property as of are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the ordinary course of business of the Companies; (v) Liens resulting from a lessor's interest under financing leases; (vi) Liens existing on the date hereof and disclosed on Exhibit "11.3"; (vii) first priority Liens given to secure any Senior Indebtedness; (viii) Liens incurred by the Companies in connection with or relating to the acquisition of personal property, provided (a) at the time of such acquisition of property, no default exists; and (b) each such Lien shall attach only to the personal property acquired in the transaction by which such Lien was created or assumed.

11.4.    CHANGE OF MANAGEMENT OR BUSINESS.

         The Companies will not substantially change the present executive or management personnel of the Companies, or change the general character of business conducted by the Companies at the date hereof, or engage in any type of business not reasonably related to their business as presently and normally conducted.

11.5.    DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS.

         The Companies shall not:

                 (a) Declare or pay any dividends, either in cash or property, on any shares of their capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Companies);

                 (b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of their capital stock of any class or any warrants, rights or options to purchase or acquire any shares of their capital stock; or

                 (c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of any class of their capital stock;

provided, however, that the Companies may purchase, redeem or otherwise acquire
(a) any Odd Lot, individually or in an offering for the purpose of redeeming some or all of the Company's shares of common stock held in Odd Lots and (b) Warrants, in accordance with the terms thereof.

11.6.    RECOURSE INDEBTEDNESS.

         The Companies will not allow the ratio of the Recourse Indebtedness to the Qualified Reserves Value to exceed 75%. The Companies will not permit any Subsidiary, other than Drilling, to incur, assume or otherwise be liable for any Recourse Indebtedness.

12.      EVENTS OF DEFAULT.

         An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

                 (a) the Companies default in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, for more than five (5) Business Days after the same becomes due or payable; or

                 (b) the Companies default in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

                 (c) the Companies default in the performance of or compliance with the obligations contained in Sections 8, 11.2, 11.3, 11.4, 11.5 or 11.6;

                 (d) the Companies default in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 12) and such default is not remedied within thirty (30) days; or

                 (e) any representation or warranty made in writing by or on behalf of the Companies or by any officer of either of the Companies in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

                 (f) (i) the Companies or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or interest on any Senior Indebtedness that is outstanding in an aggregate principal amount of at least $200,000 or on the Bank Indebtedness beyond any period of grace provided with respect thereto, or(ii) the Companies or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $200,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or

                 (g) either of the Companies or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due,(ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction,
         (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

                 (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by either of the Companies or any of their Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to either of the Companies or a Subsidiary or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of either of the Companies or any of their Subsidiaries, or any such petition shall be filed against either of the Companies or any of their Subsidiaries and such petition shall not be dismissed within 60 days; or

                 (i) a final judgment or judgments for the payment of money aggregating in excess of $200,000 are rendered against either of the Companies or their Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

                 (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Companies or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $200,000; (iv) either of the Companies or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans,(v) either of the Companies or any ERISA Affiliate withdraws from any Multi-employer Plan, or(vi) either of the Companies or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of either of the Companies or any Subsidiary thereunder; and any such event or events described in clauses(i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11 (j), the terms "EMPLOYEE BENEFIT PLAN" and "EMPLOYEE WELFARE BENEFIT PLAN" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

13.      REMEDIES ON DEFAULT, ETC.

13.1.    ACCELERATION.

         (a) If an Event of Default with respect to the Companies described in paragraph (g) or (h) of Section 12 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) to the extent such Event of Default relates to clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

         (b)     If any Event of Default described in paragraph (a) or (b) of
Section 12 has occurred and is continuing, any Holder or Holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Companies, declare all the Notes held by it or them to be immediately due and payable.

         (c) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Companies, declare all the Notes then outstanding to be immediately due and payable.

         Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

13.2.    OTHER REMEDIES.

         If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the Holder of any Note at the time outstanding may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

13.3.    RESCISSION.

         At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 13.1, the Required Holders, by written notice to the Companies, may rescind and annul any such declaration and its consequences if (a) the Companies have paid all overdue interest on the Notes, all principal on any Notes that is due and payable and is unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and
(c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this
Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

13.4.    NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

         No course of dealing and no delay on the part of any holder of any
Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Companies under Section 16, the Companies will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

14.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1.    REGISTRATION OF NOTES.

         The Companies shall keep at their principal executive office a register for the registration and registration of transfers of Notes. The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Companies shall not be affected by any notice or knowledge to the contrary.

14.2.    TRANSFER AND EXCHANGE OF NOTES.

         Upon surrender of any Note at the principal executive office of the Companies for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Companies shall execute and deliver, at the Companies' expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Companies may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $50,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $50,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 7.

14.3.    REPLACEMENT OF NOTES.

         Upon receipt by the Companies of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any Note, and

                 (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or

                 (b) in the case of mutilation, upon surrender and cancellation thereof, the Companies at their own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.      PAYMENTS ON NOTES.

15.1.    PLACE OF PAYMENT.

         Subject to Section 15.2, payments of principal, and interest becoming due and payable on the Notes shall be made in San Antonio, Texas at the principal office of the Companies in such jurisdiction. The Companies may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Companies in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2.    HOME OFFICE PAYMENT.

         So long as you or your nominee shall be the Holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Companies will pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Companies in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Companies made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Companies at their principal executive office or at the place of payment most recently designated by the Companies pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Companies in exchange for a new Note or Notes pursuant to Section 14.2.

16.      EXPENSES, ETC.

16.1.    TRANSACTION EXPENSES.

         The Companies will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each other purchaser or Holder of a Note in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a Holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of either of the Companies or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Companies will pay, and will save you and each other Holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

16.2.    SURVIVAL.

         The obligations of the Companies under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

17.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE
         AGREEMENT.

         All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent Holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other Holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Companies pursuant to this Agreement shall be deemed representations and warranties of the Companies under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Companies and supersede all prior agreements and understandings relating to the subject matter hereof.

18.      AMENDMENT AND WAIVER.

18.1.    REQUIREMENTS.

         This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Companies and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 5, 6, 7 or 22 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the Holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, (ii) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 9, 12(a), 12 (b), 13, 18 or 21.

18.2.    SOLICITATION OF HOLDERS OF NOTES.

         (a) Solicitation. The Companies will provide each Holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make a reasonably informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Companies will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each Holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

         (b) Payment. The Companies will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder of Notes as consideration for or as an inducement to the entering into by any Holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder of Notes then outstanding even if such Holder did not consent to such waiver or amendment.

18.3.    BINDING EFFECT, ETC.

         Any amendment or waiver consented to as provided in this Section 18 applies equally to all Holders of Notes and is binding upon them and upon each future Holder of any Note and upon the Companies without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Companies and the Holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4.    NOTES HELD BY COMPANIES, ETC.

         Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Companies or any of their Affiliates shall be deemed not to be outstanding.

19.      NOTICES.

         All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                 (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Companies in writing,

                 (ii) if to any other Holder of any Note, to such Holder at such address as such other Holder shall have specified to the Companies in writing, or

                 (iii) if to the Companies, to the Companies at their address set forth at the beginning hereof to the attention of Guy Bob Buschman, their President, or at such other address as the Companies shall have specified to the Holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

20.      REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation,(a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Companies agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Companies or any other Holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.      CONFIDENTIAL INFORMATION.

         For the purposes of this Section 21, "Confidential Information" means information delivered to you by or on behalf of the Companies or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this

Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Companies or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Companies or any Subsidiary or (d) constitutes financial statements delivered to you under Section 8 that are otherwise publicly available. You agree to maintain the confidentiality of such Confidential Information; provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which you offer to purchase any security of the Companies (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over you, or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. You acknowledge that such Confidential Information may include material information that has not been publicly disclosed by the Companies, that you are aware of the proscriptions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder with regard to the purchase or sale of securities while in possession of material nonpublic information, and that you will not purchase or sell securities of the Companies while in possession of material, nonpublic information, other than to Persons possessing such information. Each Holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Companies in connection with the delivery to any Holder of a Note of any Confidential Information required to be delivered to such Holder under this Agreement or requested by such Holder (other than a Holder that is a party to this Agreement or its nominee), such Holder will enter into an agreement with the Companies embodying the provisions of this Section 21.

22.      SUBSTITUTION OF PURCHASER.

         You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Companies, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 7. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 22), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Companies of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section 22), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

23.      MISCELLANEOUS.

23.1.    SUCCESSORS AND ASSIGNS.

         All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note), whether so expressed or not.

23.2.    PAYMENTS DUE ON NON-BUSINESS DAYS.

         Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

23.3.    SEVERABILITY.

         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.4.    CONSTRUCTION.

         Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.5.    COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.6.    GOVERNING LAW.

         This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Texas excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                               *   *   *   *   *

         If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Companies, whereupon the foregoing shall become a binding agreement between you and the Companies.

                                             Very truly yours,

                                             RIO GRANDE, INC.


                                             By
                                               ---------------------------------
                                                  Guy Bob Buschman, President


                                             RIO GRANDE DRILLING COMPANY


                                             By
                                               ---------------------------------
                                                  Guy Bob Buschman, President